Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Autocallable Contingent Coupon Securities Linked to the Worst of SPXDPU1 and GDX Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Dynamic Participation Index (ticker: “SPXDPU1”) and the VanEck ® Gold Miners ETF (ticker: “GDX”) Underlyings: July 10, 2025 Pricing date: Monthly Valuation dates: July 13, 2028 Maturity date: 7.50% per annum, paid monthly only if the closing value of the worst performer is greater than or equal to its coupon barrier value on the related valuation date. You are not assured of receiving any contingent coupon. Contingent coupon: For each underlying, 65.00% of its initial underlying value Coupon barrier value: For each underlying, 75.00% of its initial underlying value Final buffer value: 25.00% Buffer percentage: If on any autocall date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon Automatic early redemption: Monthly on valuation dates beginning after one year Autocall dates: 17333LHK4 / US17333LHK44 CUSIP / ISIN: For each underlying, its closing value on the pricing date Initial underlying value: For each underlying, its closing value on the final valuation date Final underlying value: For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value Underlying return: On any valuation date, the underlying with the lowest underlying return Worst performer: • If the final underlying value of the worst performer is greater than or equal to its final buffer value: $1,000 • If the final underlying value of the worst performer is less than its final buffer value: $1,000 + [$1,000 п (the underlying return of the worst performer on the final valuation date + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated July 2, 2025 Preliminary pricing supplement: * Assumes the interim valuation date is also an autocall date. Hypothetical Interim Payment per Security Hy p ot h e t i cal R ede m p t i o n * Hypothetical Payment for Interim Valuation Date Hypothetical Worst Underlying Return on Interim Valuation Date Redeemed $1,006.25 100.00% Redeemed $1,006.25 50.00% Redeemed $1,006.25 25.00% Redeemed $1,006.25 0.00% Securities not redeemed $6.25 - 0.01% Securities not redeemed $6.25 - 35.00% Securities not redeemed $0.00 - 35.01% Securities not redeemed $0.00 - 50.00% Securities not redeemed $0.00 - 75.00% Securities not redeemed $0.00 - 100.00% Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any. Hypothetical Payment at Maturity Hypothetical Worst Underlying Return on Final Valuation Date $1,000.00 100.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 0.00% $1,000.00 - 25.00% $999.90 - 25.01% $750.00 - 50.00% $500.00 - 75.00% $250.00 - 100.00%

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • You will not receive any contingent coupon following any valuation date on which the closing value of the worst performer on that valuation date is less than its coupon barrier value. • The securities are subject to heightened risk because they have multiple underlyings. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the worst performer performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates . • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . If Citigroup Global Markets Holdings Inc . defaults on its obligations under the securities and Citigroup Inc . defaults on its guarantee obligations, you may not receive anything owed to you under the securities . • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity . • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The VanEck ® Gold Miners ETF is subject to risks associated with non - U . S . markets . • Fluctuations in exchange rates will affect the closing value of the VanEck ® Gold Miners ETF . • The VanEck ® Gold Miners ETF is subject to risks associated with the gold and silver mining industries. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.